EXHIBIT 99.1

Kiwa Files Restated Financial Statements

Ontario, CA— (November 22, 2017) – On November 22, 2017, following a re-audit of the Company’s Annual Financial Statement for the year ended December 31, 2016 by Friedman LLP, the Company’s new independent registered public accounting firm, the Company filed an amended Annual Report on Form 10-K/A (the “Amended Annual Report”) with the Securities and Exchange Commission for the year ended December 31, 2016. The Amended Annual Report incorporates restated financial statements which properly account for all matters which were the subject of the prior conclusion that the Annual Report should no longer be relied upon. Such restatements resolve all issues which were the basis of the Company’s prior advice that the originally filed Annual Report should no longer be relied upon.

The need to file the Amended Annual Report also resulted in the Company being unable to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2017 (the “Quarterly Report”) with the Securities and Exchange Commission on a timely basis. The Quarterly Report is in process and the Company expects that it will be filed with the Securities and Exchange Commission within thirty (30) days.

About Kiwa Bio-Tech Products Group Corporation

Leader in Harmless Agriculture Industry Chain

Kiwa Bio-Tech Products Group Corporation develops, manufactures, distributes, and markets innovative, cost-effective and environmentally safe bio-technological products for agricultural and environmental conservation. The Company’s products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes.

Kiwa is dedicated to eco-agricultural development and environmental control by developing, producing, and selling bio-technological products with high technology, low-cost, and high productivity to satisfy the growing market demand. Kiwa’s development is creating a standardized and ecologically safe agricultural industry chain platform. The Company’s development effort is based in China, and has gradually expanded to the international market.

Kiwa uses new bio-technological skills at its core, with organic, ecologically sound, and “green” practices as its theme. The Company strives for customer satisfaction and continued development. Kiwa is dedicated to making safe food, further developing eco-agriculture and upholding a responsibility of contributing to China’s agricultural safety, food safety, and a healthy lifestyle. For more information on Kiwa and its products, please refer to the Company’s website at www.kiwabiotech.com or the Company filings with the United States Securities and Exchange Commission, available for free at www.sec.gov.

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking information provided herein represents the Company’s estimates as of the date of the press release, and subsequent events and developments may cause the Company’s estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates of its future financial performance as of any date subsequent to the date of this press release.

CONTACT INFORMATION

CONTACT:
Kiwa Bio-Tech Products Group Corporation
Molly Han

molly@kiwabiotech.com